UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (date of earliest event reported): October 5, 2006

MEDIACOM BROADBAND LLC

MEDIACOM BROADBAND CORPORATION

(Exact names of Registrants as specified in their charters)

Delaware Delaware (State or other jurisdiction of incorporation or organization)	333-72440 333-72440-01 (Commission File Numbers)	06-1615412 06-1630167 (IRS Employer Identification Nos.)

100 Crystal Run Road

Middletown, New York 10941

(Address of principal executive offices)

Registrants’ telephone number: (845) 695-2600

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

[   ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[   ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[   ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[   ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On October 5, 2006, Mediacom Broadband LLC and Mediacom Broadband Corporation (collectively, the “Issuers”) sold, through a private placement exempt from the registration requirements under the Securities Act of 1933, as amended (the “Securities Act”), $300,000,000 in aggregate principal amount of Notes (the “Notes”). The Notes were sold within the United States only to qualified institutional buyers in reliance on Rule 144A under the Securities Act, and outside the United States only to non-U.S. persons in reliance on Regulation S under the Securities Act.

In connection with the issuance and sale of the Notes, on October 5, 2006, the Issuers entered into a Registration Rights Agreement with the initial purchasers of the Notes. This Registration Rights Agreement requires the Issuers to register with the Securities and Exchange Commission (the “Commission”) notes having substantially identical terms as the Notes as part of an offer to exchange non-restricted exchange notes (the “Exchange Notes”) for the Notes. The Issuers have agreed to use their best efforts to file a registration statement for the Exchange Notes with the Commission within 210 days after October 5, 2006 and to use their best efforts to cause such registration statement to be declared effective within 330 days after October 5, 2006. Under certain circumstances, the Company will be obligated to file a shelf registration statement with respect to the Notes. Under the Registration Rights Agreement, if the Company fails to satisfy certain filing and other obligations with respect to the exchange, the Company will be obligated to pay an additional annual interest rate on the Notes of up to a maximum of 1.0% per annum. Such additional interest would cease to accrue once such default is remedied.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The Issuers issued and sold the Notes to certain initial purchasers at a purchase price of 99.250% per Note, plus interest deemed to have accrued from and including April 15, 2006. The Notes bear interest at a rate of 8 1/2% per annum and mature on October 15, 2015. Interest on the Notes will be payable semi-annually on April 15 and October 15 of each year, beginning October 15, 2006, to holders of record at the close of business on the April 1 or October 1, respectively, preceding such interest payment date. Interest on the Notes will be paid on the basis of a 360-day year comprised of twelve 30-day months. The Notes are senior unsecured obligations of the Issuers and rank equally in right of payment with all of their existing and future senior unsecured indebtedness that does not expressly provide that it is subordinated to the Notes.

The Issuers may redeem some or all of the Notes at any time on or prior to October 14, 2010 at a redemption rate equal to 100% of the principal amount of the Notes redeemed plus an applicable premium calculated as set forth in the Indenture between the Issuers, Law Debenture Trust Company of New York, as trustee, and Deutsche Bank Trust Company Americas, as paying agent and note registrar, as of August 30, 2005 (the “Indenture”). The Issuers may redeem some or all of the Notes at any time after that date at the redemption prices set forth in the Indenture. The Issuers may also redeem up to 35% of the aggregate principal amount of the Notes using the proceeds from certain equity offerings on or before October 15, 2008, at the redemption prices set forth in the Indenture.

Upon a change of control, as defined in the Indenture, a holder of Notes will have the right to require the Issuers to repurchase such holder’s Notes at a repurchase equal to 101% of their principal amount, plus accrued and unpaid interest to the date of repurchase.

The Indenture governing the Notes contains certain covenants that will limit, among other things, the Issuers’ ability and the ability of their restricted subsidiaries to: incur additional debt; pay dividends on their equity interests or repurchase their equity interests; make certain investments; enter into certain types of transactions with affiliates; limit dividends or other payments by their restricted subsidiaries to them; use assets as security in other transactions; and sell certain assets or merge with or into other companies. These restrictive covenants are subject to a number of important qualifications set forth in the Indenture.

The description of the Indenture and the Notes is qualified in its entirety by the Indenture.

Mediacom Broadband LLC will use the net proceeds of the offering of the Notes to reduce borrowings (but not commitments) outstanding under the revolving credit portion of its subsidiary credit facility.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits:

Exhibit	Description
4.1
Indenture, dated as of August 30, 2005, filed as an exhibit to the Current Report on Form 8-K, dated August 30, 2005, of Mediacom Broadband LLC and Mediacom Broadband Corporation and incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                        Mediacom Broadband LLC

Date: October 11, 2006                                            By: /s/ Mark E. Stephan________________
                        Mark E. Stephan
                        Executive Vice President and
                        Chief Financial Officer

                        Mediacom Broadband Corporation

Date: October 11, 2006                                                By: /s/ Mark E. Stephan________________
                        Mark E. Stephan
                        Executive Vice President and
                        Chief Financial Officer